Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "ENGENAVIS, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF MAY, A.D. 2017, AT 2:30 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

6405583 8100
SR# 20173268132

Authentication: 202512622
Date: 05-09-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:30 PM 05/09/2017
FILED 02:30 PM 05/09/2017
SR 20173268132 - File Number 6405583

CERTIFICATE OF INCORPORATION
Engenavis, Inc.

The undersigned, being authorized to execute and file this Certificate of Incorporation of Engenavis, Inc. (the "Certificate"), in order to form a corporation (the "Corporation") pursuant to the Delaware General Corporation Law (the "DGCL"), hereby certifies as follows:

ARTICLE I
NAME

The name of the Corporation is Engenavis, Inc.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901, County of Kent. The name of the Corporation's registered agent at that address is Capitol Services, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation will be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
AUTHORIZED SHARES

The Corporation is authorized to issue one class of capital stock to be designated Common Stock, par value $0.0001 per share ("Common Stock"). The total number of shares of Common Stock the Corporation shall have authority to issue is 5,000.

ARTICLE V
INCORPORATOR

The name and the mailing address of the incorporator are:

Name	Mailing Address
George M. Weiss	34522 North Scottsdale Road, Suite 120-471 Scottsdale, Arizona 85266

The powers of the incorporator will terminate upon the filing of this Certificate.

ARTICLE VI
INITIAL DIRECTORS

The name and the mailing address of the persons who are to serve as the directors of the Corporation until the first annual meeting of the stockholders or until their successors are elected and qualify are:

Name	Mailing Address
George M. Weiss	34522 North Scottsdale Road, Suite 120-471 Scottsdale, Arizona 85266
George Roundy	13835 North Tatum Boulevard #9-148 Phoenix, Arizona 85032
Arlene Pfeiff	12639 North 19th Street Phoenix, Arizona 85022
Bruce R. Berkson	190 Redstone Drive Sedona, Arizona 86336

ARTICLE VII
BYLAWS

In furtherance and not in limitation of the powers conferred by DGCL, the Board of Directors will have the power, subject to the provisions of this Certificate, to make, alter, amend, change, add to, and repeal the bylaws of the Corporation (the "Bylaws") without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors will not divest the stockholders of, nor limit their power to, adopt, amend, repeal, or otherwise alter the Bylaws.

ARTICLE VIII
SIZE, ELECTION, AND POWERS OF THE BOARD

The number of directors of the Corporation will be as fixed from time to time by, or in the manner provided in, the Bylaws. Election of directors of the Corporation need not be by written ballot unless the Bylaws so require. In addition to the powers and authority by this Certificate or by the DGCL expressly conferred upon them, the directors of the Corporation will be authorized to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, subject, in each case, to the DGCL, this Certificate, and the Bylaws.

ARTICLE IX
STOCKHOLDERS' MEETINGS; BOOKS

Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. Subject to any applicable provision or provisions of the DGCL, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time in the Bylaws, or, if not designated therein, as provided by the Board of Directors.

ARTICLE X
LIMITATION OF LIABILITY OF DIRECTORS

Unless provided otherwise in the Corporation's Bylaws, no director of the Corporation will be personally liable to the Corporation or any of its stockholders for monetary damages, except: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL; (iv) if a court of competent jurisdiction determines that such director was negligent, committed fraud, or breached his or her fiduciary duty to the Corporation; or (v) for any transaction from which the director derived an improper personal benefit. Neither an amendment, repeal, or a modification of this Article X, nor the adoption of any provision of this Certificate inconsistent with this Article X, will eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit, or claim, but for this Article X, that would accrue or arise, prior to such amendment, repeal, modification, or adoption of an inconsistent provision.

ARTICLE XI
INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation will indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and as more fully described in the Bylaws. Such right to indemnification will continue as to any person who has ceased to be a director or officer of the Corporation and inure to the benefit of his or her heirs, executors, and personal and legal representatives. The rights to indemnification and to the advancement of defense expenses conferred under this Article XI and in the Bylaws will be in addition to any and all other rights that the indemnitees may hold or hereafter acquire from any source and in any manner whatsoever, including, without limitation, rights arising under the DGCL or any other applicable law, under this Certificate, the Bylaws, or any contract or agreement, or by virtue of any vote of the stockholders or of the disinterested directors of the Corporation. No repeal or modification of this Article XI will adversely affect any rights to indemnification or to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE XII
DURATION

The duration of the Corporation will be perpetual.

ARTICLE XIII
PREEMPTIVE RIGHTS

Except as otherwise provided in the Corporation's Bylaws, approved by the Board of Directors, or subject to an agreement with the Corporation, the stockholders of the Corporation have no preemptive rights.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of the 8th day of May, 2017, for delivery to and filing with the Secretary of State of Delaware.

Engenavis, Inc., a Delaware corporation

By: /George M. Weiss/
George M. Weiss, Incorporator

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "ENGENAVIS, INC." IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE TENTH DAY OF MAY, A.D. 2017.

AND I DO HEREBY FURTHER CERTIFY THAT THE SAID "ENGENAVIS, INC." WAS INCORPORATED ON THE NINTH DAY OF MAY, A.D. 2017.

AND I DO HEREBY FURTHER CERTIFY THAT THE ANNUAL FRANCHISE TAXES HAVE BEEN ASSESSED TO DATE.

Jeffrey W. Bullock, Secretary of State

6405583 8300

SR# 20173298439

Authentication: 202513614

Date: 05-10-17

You may verify this certificate online at corp.delaware.gov/authver.shtml